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Exhibit 21.1

SUBSIDIARIES

Name of Entity	State of Incorporation/Jurisdiction	Doing Business As
DST HealthCare Holdings, Inc.	Delaware
DST Output, LLC	Delaware
DSTI Luxembourg Sarl	Luxembourg
West Side Investment Management, Inc.	Nevada

Note:    Significant subsidiaries as calculated under Rule 1-02(w) of Regulation S-X, listed in alphabetical order.

DST HealthCare Holdings, Inc. represents the consolidation of four U.S. and two international subsidiaries and is engaged in the Financial Services Segment.

DST Output, LLC represents the consolidation of ten U.S. subsidiaries, primarily engaged in the Company's Customer Communications Segment.

DSTI Luxembourg represents the consolidation of 49 international subsidiaries, primarily engaged in the Company's Financial Services, Customer Communications and Investments and Other segments.

West Side Investment Management, Inc. manages a portion of the Company's passive investment portfolio and is engaged in the Investments and Other Segment.

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  Exhibit 21.1
SUBSIDIARIES